EXHIBIT 10.9

           DESCRIPTION OF NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Nonemployee Directors of OraSure Technologies receive an annual fee of $12,000 payable quarterly in advance as compensation for service on the Board. No additional fee is paid for service on any committee of the Board. Nonemployee Directors also receive a grant of 40,000 stock options upon joining the Board and a grant of 20,000 stock options each year thereafter on the annual option grant date for officers and employees of the Company. The options granted to nonemployee Directors are nonqualified stock options, the exercise price of the options is the mean between the high and low sale prices of the Company's Common Stock as quoted on The Nasdaq Stock Market on the grant date, the options vest over a four-year period with one-fourth of each option vesting on the first anniversary of the grant date and the remainder vesting on a monthly basis over the next three years. All vesting of the options will cease 90 days after the nonemployee Director ceases to serve on the Board. Options become exercisable in full immediately upon the occurrence of a change in control of the Company. A change in control of the Company would occur on the happening of such events as the beneficial ownership by a person or group of 30 percent or more of the outstanding Common Stock, certain changes in Board membership affecting a majority of positions, certain mergers or consolidations, a sale or other transfer of all or substantially all the Company's assets, or approval by the shareholders of a plan of liquidation or dissolution of the Company, as well as any change in control required to be reported by the proxy disclosure rules of the Securities and Exchange Commission. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.